February 28, 1997

CompScript, Inc.
Suite A
1225 Broken Sound Parkway,N.W.
Boca Raton, FL  33481

         Re:      Registration Statement on Form S-8

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by CompScript, Inc. (the "Company") of 90,000 shares of Common Stock, par value $.0001 per share (the "Common Stock") issued pursuant to a certain Consulting Agreement (the "Agreement").

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copy of the Agreement, the Company's Certificate of Incorporation, By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

CompScript, Inc.
February 28, 1997
Page 2

         We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

                                        Very truly yours

                                        ATLAS, PEARLMAN, TROP & BORKSON, P.A.


                                    /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
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